Exhibit 16.2

DAVIS ACCOUNTING GROUP P.C.
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  •  FAX (435) 865-2821

Securities and Exchange Commission
100 – F Street N.E.
Washington, D.C. 20549

Gentlemen:

Davis Accounting Group P.C. is the former independent registered accountant of California Gold Corp. (the “Company”).  We have read the Company’s Current Report on Form 8-K/A dated March 18, 2011, and are in agreement with the contents of Item 4.01, paragraphs one through seven.  For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
March 18, 2011.